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                                                                  Exhibit 99(a)

                          Entergy Arkansas, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
  Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                         12 months
                                                              1995     1996     1997     1998     1999    June-00
Fixed charges, as defined:
  Total Interest Charges                                    $115,337 $106,716 $104,165  $96,685  $97,023  $101,777
  Interest applicable to rentals                              18,158   19,121   17,529   15,511   17,289    15,625
                                                            ------------------------------------------------------
Total fixed charges, as defined                              133,495  125,837  121,694  112,196  114,312   117,402

Preferred dividends, as defined (a)                           27,636   24,731   16,073   16,763   17,836    18,412
                                                            ------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $161,131 $150,568 $137,767 $128,959 $132,148  $135,814
                                                            ======================================================
Earnings as defined:

  Net Income                                                $136,666 $157,798 $127,977 $110,951  $69,313  $103,665
  Add:
    Provision for income taxes:
       Total                                                  72,081   84,445   59,220   71,374   54,012    86,234
    Fixed charges as above                                   133,495  125,837  121,694  112,196  114,312   117,402
                                                            ------------------------------------------------------

Total earnings, as defined                                  $342,242 $368,080 $308,891 $294,521 $237,637  $307,301
                                                            ======================================================

Ratio of earnings to fixed charges, as defined                  2.56     2.93     2.54     2.63     2.08      2.62
                                                            ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.12     2.44     2.24     2.28     1.80      2.26
                                                            ======================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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